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                          CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the inclusion and incorporation by reference in this registration statement on Form S-4 of AMC Entertainmanet Inc. of our report dated May 17, 1996 on our audits of the financial statements and financial statement schedules of AMC Entertainment Inc. as of March 28, 1996 and March 30, 1995 and for the year (52 weeks) ended March 28, 1996, March 30, 1995 and March 31, 1994 which report is included in this Form S-4 and AMC Entertainment Inc.'s Annual Report in Form 10-K for the year ended March 28, 1996. We also consent to the reference to our Firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P
Kansas City, Missouri
April 24, 1997